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                                    EXHIBIT 5.1
                           CONSENT OF COOLEY GODWARD LLP
                          [COOLEY GODWARD LLP LETTERHEAD]

August 5, 1999


Maxim Pharmaceuticals, Inc.
8899 University Center Lance, Suite 400
San Diego, CA  92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of 2,327,820 shares of the Company's Common Stock to be sold by certain stockholders (the "Selling Stockholders"), as described in the Registration Statement (the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, as amended, and the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on July 23, 1999 (the "Certificate of Designations"), and Bylaws and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.


On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon conversion of the Series A Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Lance W. Bridges
Lance W. Bridges, Esq.